ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, dated May 27, 1999, between and among Vision Legwear,
LLC, a North Carolina limited liability company ("Buyer"), Hampshire Designers, Inc., a Delaware corporation ("Seller"), and VL HOLDINGS, LLC, a North Carolina limited liability corporation ("LLC").

     WHEREAS, Hampshire Group Limited ("Hampshire Group") is the sole stockholder of Seller; and

     WHEREAS, Seller is the owner of substantially all of the assets of the Hampshire Hosiery Division having it principal operations at 31 Cross Street, Spruce Pine, North Carolina (hereinafter referred to as "Company" or "Hosiery Division"); and

     WHEREAS, Buyer desires to purchase and Seller desires to sell certain of the assets of the Company upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, LLC owns a majority interest in Buyer, whose members include Fritz Schulte ("Schulte") and Larry MacDowell ("MacDowell"), former President and Chief Financial Officer, respectively, of Hosiery Division

     NOW, THEREFORE, in consideration of the premises, representations, warranties and mutual agreements herein set forth, Buyer, Seller and LLC hereby agree as follows:

1.   DEFINITIONS

     As used herein, the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

     (a) "Accounts Payable" shall mean trade accounts payable for the purchase of Products, raw material, utilities or supplies delivered to Company or services rendered to Company as more particularly described in Schedule 1(a) annexed hereto and made a part hereof.

     (b) "Accounts Receivable" shall mean receivables of Company, including, but not limited to, all trade accounts receivable, balances due from factors and other receivables.

     (c) "Accrued Employee Benefits" shall mean accrued employee benefits and liabilities of Company including, but not limited to, accrued payroll, vacation and commission and severance benefits of Transferred Employees and employee benefits listed on Schedule 1(c) annexed hereto and made a part hereof. Accrued Employee Benefits are defined as including a maximum liability to Seller of One Hundred and Five Thousand Dollars ($105,000) of severance benefits for terminations by Company prior to the Purchase Date and up to and including executive terminations through January 15, 1999, but excluding any other severance benefit granted to or claimed by a Transferred Employee or a former employee of Company, all of which shall be the liability and expense of Buyer.
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     (d) "Affiliate" shall mean with respect to Seller, Hampshire Group or any entity in which Hampshire Group maintains at least 51% ownership interest; and with respect to Buyer, the term shall mean LLC, Schulte or MacDowell.

     (e) "Assumed Contracts" shall mean all contracts assumed by Buyer, including the Premises Lease, Equipment and Other Leases, Accounts Payable, Accrued Employee Benefits, Purchase Orders, Sales Commitments, Other Contracts and Licenses and Permits related to the operation of Company.

     (f) "Closing" shall have the meaning set forth in Section 5 hereof.

     (g) "Closing Date" shall mean May 20, 1999, 10:00 A.M., or such other dates and time, as the parties shall mutually agree upon in writing, but in any event not later than June 15, 1999.

     (h) "Equipment" shall mean all machinery, equipment, vehicles owed by Seller and used by Company, furniture and fixtures owned by Seller and used by Company and all non-inventoried or uninventoried supplies, tools, repair parts or other assets used in the ordinary business of the Company and which Buyer deems to be of use. "Equipment" does not include furnaces, heating systems, exterior fuel storage, plumbing, air conditioners, air wash, humidity system, electrical systems, wiring, conduit, feedrails and lighting fixtures or other fixtures attached to the Premises on the Purchase Date, or other Excluded Assets, or Equipment leased pursuant to the Machinery Lease.

     (i) "Equipment and Other Leases" shall mean any lease of Company as of January 1, 1999 including, but not limited to, machinery, computer equipment, communication equipment, reproduction equipment, etc. and the service agreements thereon, used by Company at the Premises or at any other locations or real estate lease other than for the Premises; copies of which have been delivered to Buyer.

     (j) "Excluded Assets" shall mean Seller's cash on hand or in any bank account, accounts receivable of Company generated prior to January 1, 1999, the name "Hampshire Hosiery" and any other assets of the Company which are specifically excluded herein from the definition of Purchased Assets.

     (k) "Intangible Property" shall mean all intellectual and intangible property and rights of the Company including, without limitation, all patents, trademarks, service marks, copyrights (whether registered or unregistered), designs, patterns, computer programs, other than licensed programs, program products, inventions, know-how, trade secrets, customer lists and other similar rights owned and held by Seller for use by Company on the Purchase Date (for which Seller makes no representation as to registration, ownership, or conflict of ownership thereof) all rights of Seller under all service contracts, licenses, leases or other agreements including any rights, title or interest in all information, patents, drawings, manuals and data relating to operation of Company equipment and the manufacturer of Products and any rights of Company in and unto the warranties and licenses received from manufacturers and vendors of the aforesaid items, and any claims, credits, rights of recovery and setoff with respect to the Purchased Assets.

     (l) "Inventory" shall mean all inventory of the Company as of the Purchase Date including, but not limited to Product Inventory, Other inventory, inventory advances to IFSA and Inventory in transit from IFSA.

     (m) "Machinery Lease" shall mean that lease between Buyer and Seller covering the use of Machinery by Seller in the operations of the Hosiery Division not purchased by Buyer as set forth in Section 3(c)(v) hereof, annexed hereto as Schedule 1(m) and made a part hereof.
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     (n) "Other Contracts" shall mean all employment agreements, service contracts and other agreements of Company other than the Premises Lease, Equipment and Other Leases, Purchase Orders, Sales Commitments or licenses and permits to the extent that any of such contracts remain executory after the Purchase Date.

     (o) "Other Inventory" shall mean all samples, work-in-process and raw materials relating to the design, manufacture and distribution of Products, and packaging and empty cartons, located on the Premises held at contractors on the Purchase Date, for use in connection with Company operations, in which Company had or shall have any rights, title or interest, together with any rights of Company to the warranties received from vendors with respect to such inventory and any related claims, credits, rights of recovery and set-off with respect thereto.

     (p) "Other Property" shall mean all Purchased Assets described in Section 2(a) hereof other than Equipment, Finished Inventory, Other Inventory and Intangible Property.

     (q) "Premises" shall mean the real property of the Company consisting of two manufacturing plants located in the township of Spruce Pine, in the county of Mitchell, in the State of North Carolina, known as Hampshire Hosiery Mills, as more fully described on Schedule l(q) annexed hereto and made a part hereof.

     (r) "Premises Lease" shall mean that certain lease agreement between Buyer and Seller, or its Affiliate, annexed hereto as Schedule 1(r) and made a part hereof.

     (s) "Products" shall mean women and children's legwear including, but not limited to, hose, pantyhose, knee-hi, footies, tights, trouser socks and socks, manufactured from various fibers.

     (t) "Product Inventory" shall mean all inventories of finished Products of Company on the Purchase Date, including such finished Products held at contractors.

     (u) "Purchased Assets" shall mean all tangible and intangible assets of the Company, either owned, leased or otherwise held by Seller as of the Closing Date other than the Excluded Assets.

     (v) "Purchase Date" shall mean as of 12:00 A.M. Eastern Standard Time, January 1, 1999.

     (w) "Purchase Orders" shall mean all open purchase orders of Company, including but not limited to, those purchase orders listed on Schedule 1(w), annexed hereto and made a part hereof, copies of which have been delivered to Buyer.

     (x) "Sales Commitments" shall mean all open sales orders, commitments and agreements of Company to sell Products, including but not limited to, those sales commitments listed on Schedule 1(x), annexed hereto and made a part hereof, copies of which have been delivered to Buyer.

     (y) "Transferred Employees" shall mean all employees of the Hosiery Division on December 31, 1998, whose employment by Seller is terminated as of the Closing Date and whose employment by Buyer is hereinafter provided in
Section 8(e).
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2.   PURCHASE AND SALE OF PURCHASED ASSETS

     (a) Purchased Assets. Subject to the terms and conditions herein set forth, on the Closing Date, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller's rights, title and interest in and to the Purchased Assets described below, free and clear of all mortgages, liens, charges, encumbrances or security interests of any nature whatsoever other than those expressly described herein including, without limitation:

          (i) All Equipment other than the equipment included in Excluded
     Assets.

          (ii) All Inventory.

          (iii) All non-inventoried supplies, tooling, repair parts, spare parts, packaging and other assets located on the Premises, held at contractors or used in the operations of Company on the Purchase Date excluding items consumed, abandoned or disposed of in the normal course of operations as obsolete or worn out.

          (iv) All Intangible Property of Seller used in the operations of the Company as specifically described in Schedule 2(a)(iv).

          (v) All rights of the Company under all Assumed Contracts and all other agreements specifically described on Schedule 2(a)(v) annexed hereto and made a part hereof.

          (vi) All Accounts Receivable of Company generated on or after January 1, 1999 as more specifically described in Schedule 2(a)(vi). All Accounts Receivable collected, whether generated before or after December 31, 1998, shall be held by Seller until all net cash advances owed Seller by Buyer are accounted for and paid.

          (vii) A complete list of all customers, suppliers, sources of raw materials, and all historical records of Company.

          (viii)All government permits, authorizations and licenses which are transferable and owned or held by Seller and used in the operations of Company, including, without limitation, those described on Schedule 2(a)(viii) annexed hereto and made a part hereof,

          (ix) The Company's assembled work force as of the Closing Date, including all Transferred Employees identified on Schedule 2(a)(ix) annexed hereto and made a part hereof.

          (x) All software of Seller used in conjunction with the operation of the Hosiery Division, but not limited to accounts receivables, general ledger and payroll software, but excluding any outside licensed software. Seller conveys all software "as is", without warranty.

     (b) Liabilities Assumed. Buyer shall assume all liabilities of the Company accruing on or after January 1, 1999, all liabilities under all Assumed Contracts, all customer deductions other than as provided in Section 4(b) and any other liabilities specifically listed on Schedule 2(b) annexed hereto and made a part hereof and all unrecorded liabilities of the Company which were known to Schulte and/or MacDowell, as officers of the Hosiery Division (or the salaried exempt employees of Company employed after December 1, 1998) immediately prior to the Purchase Date and through the Closing Date (hereinafter

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collectively referred to as "Assumed Liabilities"). Except as otherwise provided herein, Buyer shall have no obligation, direct or indirect, and shall not assume or agree to pay, perform or discharge, nor shall Buyer be directly or indirectly responsible or obligated for, any debts, obligations, contracts or liabilities of Seller wherever or however incurred, other than the Assumed Liabilities; it being understood that Seller shall remain responsible for all such other debts, obligations, contracts, claims and liabilities of Company. Buyer shall have executed and delivered to Seller such instrument of assumption, as may be necessary to duly effectuate the assumption by Buyer of Assumed Liabilities.

     (c) Sale at Closing Date. The sale, transfer, assignment and delivery by Seller of the Purchased Assets to Buyer, as herein provided, shall be effected on the Closing Date by bills of sale, endorsements, assignments and such other instruments of transfer and conveyance sufficient to convey full and clear title.

     (d) Subsequent Documentation. The parties shall, at any time and from time to time after the Closing Date, upon the reasonable request of either party and at the expense of the requesting party, execute, acknowledge and deliver or will cause to be executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession any or all of the Purchased Assets to be purchased by Buyer as provided herein or documents for the benefit of Seller.

     (e) Assignment and Transfer of Contracts and Warranties. On the Closing Date, Seller shall assign and transfer to Buyer and Buyer shall acquire all of Seller's rights, title and interest in and to the Assumed Contracts and all other warranties and other contractual rights as to third parties held by or in favor of Seller with respect to the Purchased Assets. To the extent that the assignment of any Assumed Contract shall require the consent of any other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment, without consent, would constitute a breach thereof. Seller will use its commercially reasonable efforts to obtain the consent of the other parties to such contracts for the assignment thereof to Buyer. If such consent is not obtained in respect of any such Assumed Contract, Seller will cooperate with Buyer in any reasonable arrangement requested by Buyer to provide to Buyer the benefits under any such Assumed Contract, including enforcement, for the benefit of Buyer, of any and all rights of Seller against the other party thereto with respect to such Assumed Contracts and Buyer shall hold Seller harmless against any claims for non-performance thereunder. Failure on the part of Seller to obtain such consents shall not constitute a breach under the Agreement.

     (f) Interim Period Conduct of Business. All operations of Company conducted between the Purchase Date and the Closing Date (including, without limitation, all related accounts receivable and cash sales) shall be for the account and benefit of and at the expense of Buyer as if this Agreement had been consummated on the Purchase Date, provided that if the Closing does not occur hereunder all such operations shall be for the account of and at the expense of Seller. Promptly after the Closing Date, representatives of Buyer and Seller shall prepare schedules reflecting the transactions entered into by Seller during such period and the expenses allocable thereto, and on the date the adjustments described herein are settled between the parties, the appropriate party shall make whatever cash adjustment is necessary to place the parties in the position they would have been in had the closing actually occurred on the Purchase Date. If there is any dispute between the parties as to the appropriate amount of the

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foregoing adjustment, then either party will submit the disputed item to Arthur
Andersen LLP, independent public accountants, who shall resolve the dispute in the manner specified in Section 4(b) hereof. Notwithstanding the foregoing provision, those adjustments which are not in dispute shall be settled immediately in the manner specified in Section 4(b) hereof.

     (g) Interim Period Interest on Advances. Buyer agrees to pay to Seller interest on the net cash advanced from the Purchase Date to the settlement date at a rate of eight and one-quarter percent (8.25%) for actual days outstanding calculated on a 360 day year and shall be paid as an adjustment in the manner specified in Section 4(b) hereof. Cash advances shall be defined to include cash collection received in Company's lock box from Accounts Receivable excluded from purchase provided herein and cash advances made to the Hosiery Division subsequent to January 1, 1999.

3.   PURCHASE PRICE AND PAYMENT

     Buyer, in consideration for the transfer and delivery of the Purchased Assets and in reliance on the representations and warranties contained herein, agrees to pay Seller as follows:

     (a) Purchase Price. The purchase price for the Purchased Assets shall be Four Million Six Hundred Thousand Dollars ($4,600,000) ("Purchase Price"). (All references to dollar amounts in this Agreement are understood to be legal currency of the United States of America.) The Purchase Price shall be allocated to the tangible assets of the Hosiery Division of Seller, as set forth on
Schedule 3(a).

     (b) Payment of Purchase Price. On the Closing Date, Buyer shall deliver to Seller the following:

          (i) A bank check payable to the order of Seller in the amount of Five Hundred Thousand Dollars ($500,000);

          (ii) An acknowledgment from Buyer of the assumption of Assumed Liabilities of Company in the amount of Eight Hundred and Fifty Thousand Dollars ($850,000);

          (iii) All of the Class A Member Membership Interests in Buyer, as represented in Schedule I of Buyer's Operating Agreement, establishing a capital account in the name of Hampshire Group for $175,000. The Class A Member Membership Interest shall receive a cumulative preferred return equal to 7% of the capital account balance, or as otherwise provided for in the Operating Agreement. The Class A Member Membership Interest is redeemable pursuant to the terms of the Operating Agreement;

          (iv) A Class C Member Membership Interest in Buyer, as represented in
     Schedule I of the Buyer's Operating Agreement, establishing capital account in the name of Hampshire Group for $100,000 which represents 24.77% of the Membership Interests in Buyer. The Class C Member Membership Interest shall be a non-voting interest.

          (v) A promissory note dated January 1, 1999 in the principal amount of One Million, Eight Hundred and Eighty Three Thousand One Hundred Dollars ($1,883,100), bearing interest from the date thereof payable monthly commencing on Closing Date, with first payment including interest from January 1, 1999, at 8.25% per annum until the Note and interest thereon are paid in full as more particularly set forth in the Promissory Note ("Promissory Note"), a draft thereof set forth on Schedule 3(b)(v), annexed hereto and made a part hereof. The Promissory Note shall be secured by a lien on the Purchased Assets which shall be filed with the Secretary of State of North Carolina and local county officials with such expenses of perfecting the lien being the expense of Buyer; and;

          (vi) Assumption of payments under the GE Capital Note held by Seller in the amount of One Million Ninety One Thousand and Nine Hundred Dollars ($1,091,900) as shown on Schedule 3(b)(vi) attached hereto and made a part hereof.

     (c) Other Consideration

     In addition to the Purchase Price set forth above, Buyer further agrees:

          (i) For so long as Seller or a Hampshire Group Affiliate has any ownership interest in Buyer (ownership interest defined as Membership Interest or debt of any kind) Hampshire Group shall have the irrevocable right to:

               (1) Attend and participate, on a non-voting basis, in all meetings of the Members or Member-Managers of Buyer;

               (2) Receive a copy of the unaudited monthly financial statement within thirty (30) days after the end of the fiscal month and audited annual financial statements of Buyer within ninety (90) day after the end of the fiscal year; and

               (3) Perform at any time during normal business hours such review, and/or audit, at its own expense, of the financial affairs of Buyer as it may deem advisable and necessary under the circumstances.

          (ii) For a period of thirty six months commencing as of January 1, 1999, Buyer shall pay to Hampshire Group on the 20th day of each month a consulting fee of Eight Thousand, Three Hundred and Thirty Three Dollars ($8,333), for its advice in management of Buyer's business Seller shall provide to Buyer up to 20 hours of consulting per month and shall be reimbursed from Buyer for reasonable travel expenses if travel is specifically requested by buyer.

          (iii) For a period of twelve months commencing as of January 1, 1999, Hampshire Group, through Seller, shall provide Credit and Collection services for Buyer for which it shall be paid service fees as follows:
     January 1999 - $4,583; February 1999 - $4,583; March 1999 - $10,000; and
     for each month thereafter a fee equal to 0.5% of the gross sales of Buyer for the previous fiscal month, due and payable on the 20th day of the month. Buyer shall have the right to cancel the services upon 90 days advance written notice, but if canceled at any time prior to the end of a calendar year, Buyer shall pay Seller for the prepaid credit reports contracted on their behalf not previously utilized.

          (iv) Buyer shall enter into a thirty six (36) month lease agreement with Seller, or its assigns, for the Premises at an initial annual rate of One Hundred, Twenty Six Thousand Dollars ($126,000), payable in equal monthly installments of Ten Thousand, Five Hundred Dollars ($10,500) due on the 1st day of each month commencing as of January 1999, plus Buyer agrees to pay to Seller the cost of property and casualty insurance, property taxes and repairs and maintenance on the Premises after January 1, 1999. The Premises Lease will include an option to renew for an additional

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     three-year term at $146,000 for the first year, $166,000 for the second year and $186,000 for the third year, each payable monthly, and an option to purchase the Premises at the end of the first three-year term for $840,000.

          (v) Buyer shall enter into a forty eight (48) month lease agreement with Seller, or its assigns, for the lease of the manufacturing machinery used by Seller in the operations of the Hosiery Division which was not purchased by Buyer ("Machinery Lease"), for payment of Twenty Six Thousand, Nine Hundred and Eighty Four Dollars ($26,984) commencing on April 1, 1999 and a like amount on the fifteenth day of each month thereafter through March 1, 2003.

          (vi) Buyer shall enter into a one year lease agreement with Seller to rent two offices consisting of 360 square feet, more or less, in the Seller's showroom located at 119 West 40th Street, New York, NY at a monthly service fee of One Thousand, Eight Hundred and Seventy Five Dollars ($1,875) payable on the 1st day of each month. The lease may be canceled by either party upon ninety (90) days written notice. After the first year the arrangement shall be renegotiated.

          (vii) All payments set forth in this Agreement in respect to arrangements commencing prior to the Settlement Date (as hereinafter defined), shall bear interest at 8.25% per annum from the due date of the payment until such date payment is made based on actual days elapsed over 360 days.

4.   ADJUSTMENTS

     (a) To the extent that Seller incurs any of the following costs, expenses and liabilities pertaining to use of the Premises or the manufacture of Products for Buyer between the Purchase Date and the Closing Date arising after January 1, 1999, the following adjustments shall be allowed as of the Purchase Date:

          (i) Real and personal property taxes and sales and use taxes;

          (ii) Electric, gas, telephone, water and sewer charges;

          (iii) Reimbursable employee business expenses;

          (iv) Payroll expenses including vacation pay and payroll taxes;

          (v) Employee benefit expenses, including, but not limited to, workmen's compensation claims for injuries sustained after Purchase Date and for medical and dental claims for services rendered after Purchase Date, group health, dental, life, short-term and long-term disability benefits, employee severance benefits in excess of amounts accrued therefor;

          (vi) Charges under maintenance and service contracts and fees under licenses included in Assumed Contracts; and

          (vii) Rentals for leased property under leases included in Assumed Contracts.

     (b) The adjustments described in Section 4(a) hereof shall be made on the Closing Date except with respect to any such adjustments which cannot be made on the Closing Date or as to which the parties are not in agreement on such date. As soon as possible after the Closing Date, but in any event not later than twenty (20) days after the Closing Date ("Settlement Date"), representatives of Buyer and Seller shall complete a schedule itemizing all amounts requiring adjustment which were not adjusted and paid for on the Closing Date. Any amount

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owed by Buyer or Seller to the other by reason of such adjustments shall be paid by corporate check by the appropriate party to the other within three (3) business days after the approval of the adjustment by Buyer and Seller. Any dispute between Buyer and Seller as to the items described in this Section 4 or in Section 2(f) hereof which does not exceed Fifty Thousand Dollars ($50,000) shall be resolved by Arthur Andersen LLC, independent certified public accounts, who shall resolve any such dispute referred to them by Buyer and Seller within twenty (20) days after such submission of the dispute, and determination of such accountants shall be conclusive and binding upon the parties for purposes of this Agreement. Buyer and Seller shall each pay fifty per (50%) of the fees of such accountants for resolving any such dispute.

     Customer deductions from collection of receivables retained by Seller, and deductions from Buyer's receivables on credits issued to customers in January, 1999 pertaining to customer rebates accrued by Company at December 31, 1998 in the amount of One Hundred Thirty-one Thousand Eight Hundred Seventy-eight Dollars ($131,878) will be the responsibility of Seller. As a settlement for all other customer deductions assumed by Buyer, Seller will credit Buyer by reducing by $100,000 the cash advances owed to Seller at Closing.

5.   CLOSING

     (a) The Closing under this Agreement (the "Closing") shall be effected by the delivery by Seller of the executed Bill of Sale, endorsements, assignments and such other instruments of transfer and conveyance sufficient to convey full and clear title to the Purchased Assets and the delivery by Buyer of the executed Assumption Agreement and Purchase Price set forth herein.

     (b) The Closing shall take place at the law firm of Johnston, Allison & Hord, P.A., 610 East Morehead Street, Charlotte, North Carolina on the Closing Date or at such other place as may be mutually agreed upon in writing by Buyer, Seller and Hampshire Group.

6.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer and LLC, to the best of its knowledge and belief, as follows:

     (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation and is in good standing under the laws of each state where the nature of its business or character of its properties make such qualification necessary.

     (b) Ownership of Seller. The Articles of Incorporation of Seller, a true copy having been delivered to Buyer, authorizes One Thousand (1,000) shares of capital stock of one class of which One Thousand (1,000) shares are issued and outstanding, all of which are owned by Hampshire Group; and there are no outstanding warrants or options, written or oral, to purchase shares of Seller.

     (c) Corporate Authority. Seller has full power and authority to execute and to perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority, and all corporate proceedings required to be taken by Seller to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder will not conflict with or violate any

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provision of Seller's Certificate of Incorporation or its Bylaws or conflict with or violate any provisions of, or result in a default or acceleration of any obligation under any material mortgage, lease, contract, agreement, indenture or other instrument or undertaking or any order, decree or judgment to which Seller is a party or by which its property is bound except that Seller will be required to prepay all loans outstanding on the Machinery.

     (d) Title to Purchased Property. Seller owns all of the rights, title and interest in and to all of the Purchased Assets free and clear of restrictions on, or conditions to transfer or assignment and free and clear of all material mortgages, liens, charges, pledges, claims, encumbrances, restrictions and security interest of any nature whatsoever other than the bank liens on certain pieces of machinery which will be paid in full at, or prior to, the Closing. On the Closing Date, all of the Purchased Assets shall be free and clear of restrictions on, or conditions to transfer or assignment, and free and clear of all material mortgages, liens, charges, pledges, claims, encumbrances and security interests, except as otherwise agreed by the parties.

     (e) Accredited Investors. The Membership Interest of Buyer is being acquired by Seller for investment purposes only and not as a nominee or agent for the benefit of any person other than Seller; and Seller has no intentions of distributing, reselling, or reassigning, the Membership Interest or any part thereof other than to Hampshire Group or an affiliate. Seller is an "accredited investor" within the meaning of Rule 50 1 (a) of Regulation D promulgated under the 1933 Act.

     (f) SEC Registration. Seller acknowledges that the Membership Interest have not been registered under the Securities Act of 1933, as amended ("The 1933 Act"), nor under the laws of any jurisdiction and that Buyer does not contemplate and is under no obligation to so register Membership Interest.

     (g) Capital Structure of Purchaser. Seller has been advised that Buyer is a newly organized company capitalized with Three Hundred Thousand Dollars ($300,000) and that it has no operating history.

     (h) Limited Representations and Warranties. Schulte has served as President and Chief Executive Officer of Company for more than five years and MacDowell has served as Vice President of Finance and Controller for Company for more than eight years. The following representations are made in reliance on information provided to Seller by Schulte and MacDowell, and the Buyer and LLC waive their right to recovery under claim for breach of warranties and representations of Seller to the extent that Schulte or MacDowell or salaried exempt employees under their direction and control had knowledge of any material errors in or omissions from the following representations and warranties made herein:

          (i) Condition of Premises and Equipment. Seller has no knowledge or information available to it of any material defect in the Premises, including without limitation, any material defects which would render any part of the Premises unsuitable for the uses and purposes for which Seller is currently using it, or any other material defects in the Premises, including, but not limited to, the fixtures and improvements thereon as of the Purchase Date or as of the Closing Date. The Equipment is in good condition and is fit for the uses and purposes for which Seller is using them as of the Purchase Date and the Closing Date, normal wear and tear excepted.

          (ii) Inventory. Inventories are stated at standard cost. All Products manufactured by or for Seller or sold by Seller from and after January 1, 1998, have been manufactured in accordance with all applicable customer specifications and standards and are fit for the end use for which they were or hereafter are purchased. Seller manufactured such Products in accordance with all applicable federal, state and local laws, rules and regulations, including but not limited to OSHA, the Federal Food, Drug & Cosmetic Act and the Federal Fair Labor Standards Act. The Other Inventory is of a type and quality useable and sellable in the ordinary course of business.

          (iii) Compensation Due Transferred Employees. Seller has delivered to Buyer Schedule 2(a)(ix), which includes a true and complete list showing the names and job descriptions of all Transferred Employees as of the Purchase Date, together with their rate of compensation. Except for any such benefits that may have accrued after the Purchase Date, Seller does not have any outstanding liability with respect to the Transferred Employees for payment of wages, vacation pay, salaries, bonuses, sick pay, severance pay, workmen's compensation, group benefits, medical benefits, reimbursable employee business expenses, pensions, contributions under any employee benefit plans or any other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing with respect to those services of such employees performed prior to the Purchase Date, except for any payment due for the current payment or contribution period, such payment being in the ordinary course of business and consistent with past practices, such amounts being included in the Accrued Employee Benefits and/or Assumed Liabilities. Seller has not, because of past practices or previous commitments with respect to the Transferred Employees, established any rights on the part of such employees to receive additional compensation or anything of value, including any claim to equity in Seller or its assets, with respect to any period after the date hereof.

          (iv) Union Agreements. Company is not now and never has been a party to any union agreement or similar agreement.

          (v) Contracts and Agreements. The copies of the Assumed Contracts previously provided by Seller to Buyer constitute true, correct and complete copies of all such agreements, reflecting all amendments to the Closing Date. Seller has performed all of its obligations under the Assumed Contracts required to have been performed by it on or prior to the Closing Date hereunder, and Seller has not received any notice of default, nor is Seller in material default, nor does any condition exist which with notice or lapse of time, or both, would render Seller in material default under any Assumed Contract. Seller has continuously maintained product liability insurance on a "per occurrence basis".

          (vi) Licenses and Permits. The licenses and permits listed on Schedule 2(a)(viii) annexed hereto and made a part hereof, are the only material licenses and permits currently required by Company for the operations at the Premises and all such licenses and permits are in effect as of the date hereof. Seller has no knowledge of any facts which would preclude Buyer from obtaining any such licenses and permits upon proper submission by Buyer of applications therefor, nor does Seller have knowledge of any facts relating to Buyer's use of the Equipment for the continued use of the Premises which would require Buyer to obtain any licenses or permits in addition to those described in Schedule 2(a)(viii). Seller has complied with all conditions or requirements imposed by such Licenses and Permits, and Seller has not received any notice, nor does Seller have knowledge, that any appropriate authority intends to cancel or terminate any of such Licenses or Permits or that valid grounds for such cancellation or termination currently exits.

          (vii) Insurance. Schedule 6(h)(vii), annexed hereto and made a part hereof, lists and describes all insurance policies now in force with respect to the Premises, the Purchased Assets and the Transferred Employees. Seller will continue in full force and effect through the Closing Date all such policies of insurance, at the expense of Buyer, from the Purchase Date through the Closing Date. Seller has not been refused any insurance by any insurance carriers to which it has applied for insurance with respect to the Premises, the Purchased Assets, or the Transferred Employees during the last two years.

          (viii)Litigation and Labor Disputes. Except as described in Schedule 6(h)(viii), annexed hereto and made a part hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the two year period preceding the date hereof, and except as described in Schedule 6(h)(viii) Seller is not in default with respect to any order, writ, injunction or decree, to which Seller is a party or by which it or its property is bound, of any court or federal, state, municipal or governmental department, commission, board, agency or instrumentality, domestic or foreign; and except as described in Schedule 6(h)(viii), there are no pending or, to the knowledge of Seller, threatened labor disputes actions or grievances between Seller and any labor union or any employee or former employee of Seller.

          (ix) Compliance with Laws. To the best of the knowledge of Seller, it is in compliance in all material respects with all laws, statutes and ordinances and governmental requirements, relations and orders involving or affecting any of the Purchased Assets or applicable to the manufacture of Products and the use of the Premises for such uses and purposes.

          (x) Information. Subject to the foregoing limitations, Seller has taken all reasonable steps to verify the accuracy of all information and documentation provided to Buyer regarding the operation of Company and the representations and warranties, and that each of the representations and warranties are true and correct to the best of its knowledge, as of the Closing Date. (xi) Insignificant and Nonsubstantial Errors. Buyer understands that, even though Seller has exerted reasonable effort to ensure that the Agreement and these representations and warranties are accurate, there could be insignificant or nonsubstantial errors, for any particular item or in the aggregate less than $10,000. Such errors shall not be considered a breach of this Agreement, but Seller shall make a reasonable effort to promptly correct such errors when discovered or called to its attention and shall promptly reimburse Buyer to the extent the error or errors, individually or in the aggregate, exceed $ 10,000 and Buyer incurs said expense.

          (xii) Business Succession. As of the Closing Date, Buyer shall have the right to represent that it is carrying on business in succession to the Hampshire Hosiery Division of Seller. Seller will, on request of Buyer, and at Buyer's expense, give notices to that effect to such of Seller's customers, suppliers and others with whom Seller has had business relations. The notices shall be in a form satisfactory to Buyer. Seller shall allow Buyer, for a one (1) year period after the Closing Date, to continue to use remaining stocks of packaging and sample packs using the Hampshire name.

          (xiii) Financial Statements. The financial condition of Company is set forth in the unaudited financial statements for the year ended December 31, 1998, as prepared by MacDowell (the "Financial Statements"), a copy of which is a attached as Schedule 6(h)(xiii).

7.   REPRESENTATIONS AND WARRANTIES OF BUYER AND LLC

     Buyer and LLC represent and warrant to Seller as follows:

     (a) Organization and Standing. Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the State of North Carolina and, as of the Closing Date, will be duly qualified to transact business in the State of North Carolina and New York or shall have filed for and reasonably expect to receive such qualification and good standing.

     (b) Corporate Authority. Buyer has full power and authority to execute and perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of Buyer. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite authority by Buyer to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder will not conflict with or violate any material provision of Buyer's Articles of Organization or its Operating Agreement or conflict with or violate any material provision of, or results in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking or any material order, decree or judgment to which Buyer is a party or by which it or its property is bound.

     (c) Capital Structure of Buyer. The Seller has been advised that Vision Legwear, LLC will have an initial capitalization of Three Hundred Thousand Dollars ($300,000).

     (d) Authority of LLC. The LLC has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any individual, agency, or governmental authority.

     (e) Note. The Promissory Note has been duly authorized and, when issued pursuant to this Agreement, will be the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     (f) Notification Period for Buyer and LLC. Buyer and LLC further waive any rights or claims arising out of any inaccuracy in the representations and warranties of Seller as to which Buyer or LLC has not given written notification to Seller of an asserted breach within one year after the Closing Date, which notification must describe with specificity the nature of the asserted breach and the amount of the claim.

     (g) Buyer's and LLC's Effort to Remove Conditions. Buyer and LLC will use their commercially reasonable efforts to satisfy and remove any condition to Buyer's performance at Closing under this Agreement.

     (h) Products Liability Claims. To the extent there are any product liability claims respecting any products pursuant to a sale made by Seller subsequent to the Purchase Date, or made by Buyer subsequent to the Closing Date, such claims shall be the responsibility of Buyer to the extent not covered by insurance. To the extent there are any product liability claims against Seller respecting any products pursuant to a sale made by Seller prior to the Purchase Date, Schulte, MacDowell and Buyer will provide technical assistance to assist Seller in defending such claims.

     (i) Business Succession. As of the Closing Date, Buyer shall have the right to represent that it is carrying on business in succession to the Hampshire Hosiery Division of Seller, but neither Buyer nor any of its affiliates will use "Hampshire" as part of its name. With the assistance of Seller, Buyer, at Buyer's expense, shall give notices of the change in ownership to all businesses and individuals whom it desires to do business with, if the business or individual was a former customer, supplier or others with whom Seller had done business.

     (j) Insignificant and Nonsubstantial Errors. Seller understands that, even though Buyer has exerted reasonable effort to ensure that the Agreement and these representations and warranties are accurate, there could be insignificant or nonsubstantial errors, for any particular item or in the aggregate less than $10,000. Such errors shall not be considered a breach of this Agreement, but Buyer shall make a reasonable effort to promptly correct such errors when discovered or called to its attention and shall promptly reimburse Seller to the extent the error or errors, individually or in the aggregate, exceed $ 10,000 and Seller incurs said expense.

8.   COVENANTS

     (a) Bulk Sales compliance. Buyer agrees to waive the requirement that Seller comply with the sections of the North Carolina State Uniform Commercial Code relating to bulk transfers (the "Bulk Sales Law").

     (b) Records. Buyer shall preserve the material books and records relating to the Transferred Employees and former employees of Company, the manufacture of Products, financial records and other matters relating to the Company's activities prior to the Closing Date for a period of four years after the Closing Date and shall, during such period and upon reasonable notice, grant Seller access to such records during normal business hours for the purpose of allowing Seller to verify information which Seller may require in connection with the transfer from Seller to Buyer of the operations and employees or upon request of Seller, release any such records to Seller.

     (c) Licenses and Permits. From and after the date hereof, Seller shall use its commercially reasonable efforts in arranging the transfer from Seller to Buyer, or the issuance directly to Buyer, of the licenses and permits described in herein.

     (d) Operation of Business. During the period between the date hereof and the Closing Date, Seller shall conduct the operations with respect to the manufacture of Products in the ordinary course of business consistent with its prior business practices and shall not sell or encumber any item of the Purchased Assets without the prior written consent of Buyer. Seller shall use its commercially reasonable efforts through the Closing Date to preserve the business and suppliers other than sale of inventory in the ordinary course of business of Seller with respect to the manufacture of the Products.

     (e) Employees. During the period between the date hereof and the Closing Date, Seller will use its commercially reasonable efforts to keep available Seller's present employees now employed in the business for transfer to and employment by Buyer, without making any increase after the date hereof in the compensation or benefits, current or deferred, provided to such employees, without the prior written consent of Buyer.

     On and as of the Closing Date, Buyer shall offer employment and become the employer of all Transferred Employees who accept such offer and are then engaged in the operation. Seller shall, at the time and in the manner requested by Buyer, inform all Transferred Employees of the termination of their employment by Company as of the Closing Date and Buyer and Seller shall simultaneously notify the Transferred Employees of Purchaser's offer of employment as of the Closing Date. To the extent there exists, prior to the Closing Date, any Accrued Employee Benefits, Buyer shall be responsible for payment thereof. Nothing in this Agreement shall be construed so as to entitle any employee of Company to severance or other similar pay under any agreement or understanding with Seller.

     Buyer shall be solely responsible for any liabilities, obligations and expenses which may be suffered by Seller or Buyer except the One Hundred and Five Thousand Dollars ($105,000) severance reserve which will be included as part of the Accrued Employee Benefits assumed by Buyer hereunder, as the result of claims asserted against Seller or Buyer as a consequence of the termination by Seller of Transferred Employees or any other employees or former employees or any plans or benefits applicable to any of them or as the result of any other claims of any such employees or former employees.

     Effective as of the Closing Date, Buyer will cause a qualified defined contribution plan which provides for employee elective deferral contributions to be maintained by Buyer or its affiliates (the "Buyer Savings Plan") for the benefit of the Transferred Employees. The Buyer Savings Plan will expressly provide that Transferred Employees who were participants in the Hampshire Group Plan (the "Seller Savings Plan") immediately prior to the Closing become participants in the Buyer Savings Plan as of the Closing Date, and all periods of prior employment with Seller and its affiliates which is recognized under the Seller Savings Plan for eligibility, vesting and other purposes for which service is taken into account shall be credited under the Buyer Savings Plan in respect of the Transferred Employees. As soon as practicable after the Closing Date, Seller shall cause the assets of the trust under the Seller Savings Plan in respect of the aggregate vested and unvested accrued benefits accrued by the Transferred Employees who are employed by Buyer on the Closing Date to be valued and transferred to the trust under the Buyer Savings Plan; provided, however, no such transfer shall be made until (i) Buyer shall first have provided Seller with an IRS determination letter or an opinion of counsel reasonably satisfactory to Seller that the Buyer Savings Plan is qualified in form under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), including all benefits and benefit options required to be preserved under
Section 411(d)(6) of the Code, and (ii) Seller shall first have provided Buyer with an IRS determination letter or an opinion of counsel reasonably satisfactory to Buyer that the Seller Savings Plan is qualified in form under
Section 401(a) of the Code. The assets to be transferred from the trust under the Seller Savings Plan pursuant to this Section 8(e) shall be in cash and kind; provided, however, any outstanding loans attributable to the accounts of Transferred Employees shall be transferred in kind. The actual amount transferred from the trust under the Seller Savings Plan shall be adjusted to reflect any normal expenses or distributions properly attributable to Transferred Employees under the Seller Savings Plan during the period following the Closing Date. At the time the assets that are held in the trust with respect to the Seller Savings Plan are paid to the trust under the Buyer Savings Plan pursuant to this Section 8(e), the Buyer Savings Plan shall assume all liabilities of the Seller Savings Plan for the payment of benefits transferred to the trust under the Buyer Savings Plan, and such transfer shall be in full discharge of all obligations of the Seller Savings Plan in respect thereof.

Notwithstanding the above, the amount transferred to the trust under the Seller Savings Plan shall in no event be less than the amount necessary to satisfy the requirements of Section 414(l) of the Code.

     Without limiting the foregoing, Buyer will assume without any indemnification from Seller:

          (i) Disability, health and medical, dental, life, safety and worker compensation claims of present or former employees of Company (including former employees participating under the provisions of COBRA) arising from acts or occurrences between the Purchase Date and Closing Date, to the extent not covered by insurance and COBRA benefits going forward;

          (ii) NLRB or employment discrimination or grievance charges of present or former employees arising during employment by Company or from Company's acts or omissions to the extent not covered by insurance;

          (iii) Savings, profit sharing, deferred compensation, retirement benefits, 401(k) plan, incentive, bonus and termination pay payable to Company's present or former employees for service with Company;

          (iv) Any liabilities or obligations to present or former employees of Company which are based on acts or omissions of Company to the extent not covered by insurance.

     (f) Notwithstanding the provisions of Sections 9(d) and (e) above, Seller shall not be responsible for any acts, or failure to act, of Schulte and/or MacDowell, or the actions of any employee reporting directly to them which occurred after the Purchase Date.

     (g) Covenant Not To Compete. Seller shall not, for a period of two (2) years following the Purchase Date:

          (i) Compete, either directly or indirectly, with Buyer in the manufacture or sale of Products in any geographic area in which Seller manufactured or sold Products during the two year period ended December 31, 1998, or in which Buyer or any successor thereto then manufactures or sells Products; or

          (ii) Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer, supplier or employee of Buyer. Seller's efforts to collect amounts due from customers arising from shipments by Company to customers prior to the Purchase Date shall not be construed as disruption of the relationship of Buyer with the acquired customers.

          (iii) If Seller breaches the provisions of this Section, damages alone would be an insufficient remedy, and Seller agrees that Buyer should be entitled to injunctive relief in addition to all other available remedies.

     It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. It is specifically acknowledged by the parties hereto that this covenant is reasonable and necessary to protect the legitimate business interest of Buyer, and if any particular subsection or portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable; such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

     (h) Life Insurance. Seller may, at its election and expense and for its benefit, insure Schulte against accidental loss or death for an amount not to exceed One Million Dollars ($1,000,000) and Schulte agrees that he will submit to such physical examinations, supply such information and take such other steps as may be reasonably required in connection therewith.

     (i) Leases. From and after the date hereof, Seller shall use its commercially reasonable efforts in arranging the assignment or subletting to Buyer, or execution of new leases in the name of Buyer on substantially as favorable terms as those contained in those real estate and Other Leases under which Seller conducted its business prior to the Closing Date and Buyer agrees to assume the responsibility for and the liability of Seller's leases presently in force for the Company and to indemnify and hold harmless Seller from any future lease payments or claims which may arise thereunder.

     (j) Licensing Agreements. From and after the date hereof, Seller shall use its best efforts in arranging the assignment to Buyer, or execution of new licensing agreements in the name of Buyer, on substantially as favorable terms as those contained in, those licensing agreements under which Seller conducted its business prior to the Closing Date and Purchaser agrees to assume the licensing agreements of Seller presently in force for Company as set forth on
Schedule 8(j), annexed hereto and made a part hereof, and to indemnify and hold harmless Seller from any future royalty payments or claims which may arise thereunder.

     (k) Compliance with Laws. If Seller is not in compliance with laws to the extent set forth herein, Seller shall use its commercially reasonable efforts to ensure such compliance and to correct any violations of such laws, statutes, ordinances, governmental requirements, relations and orders.

     (l) Operating Agreement. The parties shall have executed an Operating Agreement for Buyer in a form agreeable to Seller.

9.   CONDITIONS PRECEDENT OF BUYER

     The obligations of Buyer hereunder are subject to the satisfaction of the following conditions on or prior to the Closing Date, any of which may be waived by Buyer, in its sole option:

     (a) Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date and such representations and warranties shall be deemed made at and as of such date, except as otherwise expressly provided herein.

     (b) Seller's Compliance with Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     (c) Injunction. On the Closing Date, there shall be no effective injunction, and no person has sought, an injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided, and the employees of Seller shall not be on strike or threatening to strike or disrupt Seller's business.

     (d) Casualty. Neither the Purchased Assets nor any substantial portion thereof shall have been adversely affected in any material way as a result of any fire, accident, flood or other casualty or act of God or the public enemy, nor shall any substantial portion of the Purchased Assets have been stolen, taken by eminent domain or subject to condemnation.

     (e) Lease. The Premises Lease shall have been executed by all parties thereto and delivered at the Closing.

     (f) No Material Adverse Change in Business. There shall have been no developments or changes in the business of Seller since December 31, 1998 which would have a material adverse effect on the value of its business or on the Purchased Assets of Seller.

     (g) Consents. On or prior to the Closing Date, Seller shall have obtained all consents and authorizations required from its lenders or any other third parties to execute and deliver this Agreement and to carry out the transactions contemplated hereby or otherwise required in order to permit Buyer to purchase the assets, conduct business at the Premises and manufacture Products in substantially the same manner as Seller conducted business and manufactured Products prior to the Closing.

     (h) Operating Agreement. The parties shall have executed an Operating Agreement for Buyer in a form acceptable to Buyer.

10.  CONDITIONS PRECEDENT OF SELLER

     The obligations of Seller hereunder are subject to the satisfaction of the following conditions that on or prior to the Closing Date, any one of which may be waived by Seller, in its sole option:

     (a) Promissory Note. The Promissory Note shall be delivered simultaneously with the Closing under this Agreement.

     (b) Representations and Warranties True at Closing. The representations and warranties of Buyer and LLC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

     (c) Buyer's compliance with Agreement. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     (d) Note. The Promissory Note has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting creditor rights generally.

     (e) Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     (f) Consents. On or prior to the Closing Date, Buyer shall have obtained all consents and authorizations required from its lenders or any other third parties to execute and deliver this Agreement and to carry out the transactions contemplated hereby or otherwise required in order to permit Buyer to purchase the assets, conduct business at the Premises and manufactured Products in substantially the same manner as Seller conducted business and manufactured Products prior to the Closing.

11.  INDEMNFICATION

     (a) Except as otherwise provided herein, Buyer and LLC shall indemnify and hold Seller harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to reasonable attorneys' fees, arising out of or due to:

          (i) A breach of any representations, warranties or covenants of Buyer contained in this Agreement;

          (ii) Any and all claims, other than liabilities of Company expressly retained by Seller under this Agreement for acts or omissions of the Company on or after January 1, 1999, including, but not limited to claims arising out of Buyer's waiver of and the resulting failure of Seller to comply with the Bulk Sales Law or any violation thereof, and without regard to whether such claims exist on the Closing Date or arise at any time thereafter;

          (iii) Any claim by customers of Seller or the ultimate purchaser or user of Products sold by Seller on or after January 1, 1999 based upon defects or alleged defects therein to the extent not covered by insurance;

          (iv) Assumed Liabilities, Assumed Contracts or any other claims expressly assumed by Buyer under this Agreement.

     (b) Except as otherwise provided herein, Seller shall indemnify and hold Buyer harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to reasonable attorneys' fees, arising out of or due to:

          (i) A breach of any representations, warranties or covenants of Seller contained in this Agreement;

          (ii) Any and all claims, other than liabilities of Company expressly retained by Buyer under this Agreement and claims except for unrecorded liabilities of the Company accruing prior to January 1, 1999 which Schulte, MacDowell or salaried exempt employees employed on or after July 1, 1998 had knowledge but failed to disclose to Seller;

     (c) If a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, but in any event within thirty (30) days action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given). The obligation to indemnify under Sections 11(a)(i) or (b)(i) of this Agreement shall survive until the first anniversary of the Closing Date; provided that any claims asserted under such sections prior to the first anniversary of the Closing Date shall survive until finally resolved, subject to all applicable statutes of limitation.

12.  DEFAULT AND RIGHT OF SET-OFF

     The parties hereto acknowledge that the sale of the Purchased Assets and the business of Company was in consideration of all amounts to be paid by Buyer to Seller, and its affiliates and assigns, set forth herein; therefore, the parties agree that failure to make any payment provided herein within the grace period shall constitute a default under this Agreement. If Buyer fails to make payment within the grace period, interest shall accrue on the past due amount from the original due date at the higher rate of prime plus 2%, or 12% per annum. If Buyer is delinquent with payments, including accrued interest thereon, in the amount greater than Fifty Thousand Dollars ($50,000) the delinquency shall constitute a default and all amounts hereunder (including allotments due under the Promissory Note) are due and payable upon demand. In the event that Buyer does not make payment upon demand, the interest rate on all outstanding balances shall be adjusted to the higher of prime plus 2%, or 12% per annum. Further, Buyer agrees to reimburse Seller for all costs, including reasonable attorney's fees, incurred to effect the collection thereof

     In the event that Seller has one or more claims under this agreement, Seller shall have the right of set-off against any amounts owed to Buyer, Schulte or MacDowell and against any assets in the possession of Seller belonging to either.

13.  BROKERAGE

     Seller and Buyer represent and warrant to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on between Seller and Buyer directly and without the intervention of any broker, finder or other third party and that no party is entitled to any finder or brokerage fee in respect to this transaction.

14.  NOTICES

     All notices, requirements, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or on the third business day after mailing, if mailed, by registered mail, postage prepaid, return receipt requested, as follows:

 If to Buyer:                                  With copy to:
 Vision Legwear, LLC                           John A. Morrice
 Attn.:  Fritz Schulte                         Johnston, Allison & Hord, P.A.
 31 Cross Street                               610 East Morehead Street
 Spruce Pine, NC   28777                       Charlotte, NC   28202

 If to LLC:                                    With copy to:
 VL HOLDINGS, LLC                              John A. Morrice
 Attn: Fritz Schulte                           Johnston, Allison & Hord, P.A.
 6300 Royal Birkdale Court                     610 E. Morehead Street
 Charlotte, NC   28277                         Charlotte, NC   28202

 If to Seller:                                 With copy to:
 Hampshire Designers, Inc.                     Harvey L. Sperry, Esquire
 Attn.: Mr. Ludwig Kuttner                     Willkie Farr & Gallagher
 215 Commerce Boulevard                        787 Seventh Avenue
 Anderson, SC   29625                          New York, NY   10019

or to such other address or to such other person as Buyer, LLC or Seller shall have last designated by written notice to the other party.

15.  NATURE AND SURVIVAL OF REPRESENTATIONS

     All statements contained in any certificate or other instrument delivered by or on behalf of Buyer or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Buyer and by Seller, respectively, hereunder. All representations and warranties shall survive until the first anniversary of the Closing Date and all agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing hereunder.

16.  EXPENSES

     The parties hereto shall bear their respective expenses in connection with the transactions herein contemplated except as set forth herein.

17.  TERMINATION

     If the Closing hereunder is not held, the parties shall nonetheless have their other respective rights or remedies now or hereafter existing at law or in equity or by statute; provided, however, that if an action, suit or proceeding with respect to rights or remedies arising because the Closing hereunder does not occur or is not commenced on or before June 15, 1999, the Agreement shall be terminated as of that date and neither Purchaser nor Seller shall have any further rights or obligation hereunder.

18.  PARTIES

     Nothing contained in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained; this Agreement being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and for the benefit of no other person or corporation.

19.  APPLICABLE LAW.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

20.  SEVERABILITY

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

21.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

22.  ARBITRATION

     Except as provided herein all claims and disputes arising out of or related to this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, and judgment thereon maybe entered in any court of competent jurisdiction. Arbitration proceedings shall be held in Anderson, South Carolina.

23.  ENTIRE AGREEMENT/MODIFICATION

     This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and no representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party which is not set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

BUYER

VISION LEGWEAR, LLC


By:/s/ Fritz Schulte
   ----------------------------
   Fritz Schulte, President



SELLER

HAMPSHIRE DESIGNERS, INC.


By:/s/ Charles W. Clayton
   ---------------------------
   Charles W. Clayton
   Vice President & Secretary



VL HOLDINGS, LLC


By: /s/ Fritz Schulte
   --------------------------
   Fritz Schulte
   Member Manager